Riveles Wahab LLP Attorneys at Law

Simon Riveles, Esq.
40 Wall Street, 28th Floor
New York, NY 10095
VOICE: 212-785-0096 | FAX:212-671-1784
EMAIL: simon@randwlawfirm.com | WEB: www.randwlawfirm.com

November 15, 2017

Multi-Housing Income REIT, Inc.

9050 N. Capital of Texas Highway, Suite 320
Austin, TX 78759

Re: Securities Qualified under Offering Statement on Form 1-A Ladies and Gentlemen:

       We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (as amended or supplemented, the "Offering Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the qualification of the offering by Multi-Housing Income REIT, a Maryland corporation (the "Company"), of up to $50,000,000 in shares (the "Stock") of the Company's common stock, offered at $10 per share for the duration of this Regulation A+ offering.

       We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.
We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

       The opinion set forth below is limited to the Maryland General Corporation Law. Based on the foregoing, we are of the opinion that the Stock has been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement, the Stock will be validly issued, fully paid and non-assessable.

       We hereby consent to the inclusion of this opinion as an Exhibit to the Offering Statement and to the references to our firm under the caption "Legal Matters" in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

       Very Truly Yours,
		Riveles Wahab LLP

By:/s/  Simon Riveles, Esq.
Simon Riveles, Esq.